Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 7, 2020, relating to the financial statements of Affirm Holdings, Inc., appearing in Registration Statement No. 333-250184 on Form S-1. We also consent to the reference to us under the heading "Experts" in this Registration Statement.

/s/ Deloitte & Touche LLP
San Francisco, CA
February 1, 2021